EXHIBIT 99.1

Puradyn Filter Technologies, Inc. Mourns the Loss of

Chuck Walton, Puradyn Board Member

Boynton Beach, FL – November 3, 2015  – The Board of Directors and the staff of Puradyn Filter Technologies Incorporated mourn the passing of Charles W. “Chuck” Walton, retired business executive and Puradyn Board member who passed away earlier this week.

Dr. Walton was appointed to the Puradyn Board of Directors on August 25, 2005 and was a member of our Audit Committee. Retired at the time of his death, Dr. Walton was Chairman of Wastequip, Inc., which he founded in 1989. As a result of over 35 successful acquisitions and internal growth, Wastequip became the largest supplier of equipment for the waste management industry in North America.

Puradyn Chairman and Chief Executive Officer, Joseph V. Vittoria, said, “We are deeply saddened by the news of Chuck’s death.  His support and insight as a member of our board for over ten years has been invaluable and he will be greatly missed.  We extend our condolences to the entire Walton family.”

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CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

kmorris@puradyn.com

http://www.puradyn.com